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                                                                     Exhibit 5.1

                      [CONYERS DILL & PEARMAN LETTERHEAD]

5 May 2000

Marvell Technology Group, Ltd
Marvell Semiconductor, Inc.
645 Almanor Avenue
Sunnyvale
California CA 94086
USA

Dear Sirs

REGISTRATION STATEMENT ON FORM S-1

We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission (the "Commission") on or about 5 May 2000 (as such may be further amended or supplemented, the "Registration Statement"), in connection with the registration under the United States Securities Act of 1933, as amended (the "Act"), of common shares up to a value of $75,000,000 (the "Shares"). As your special legal counsel in Bermuda in connection with this transaction, we have examined the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares.

Based on the foregoing, it is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable under the laws of Bermuda.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name and to the use of our opinion regarding tax matters wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, which has been approved by us, as such may be further amended or supplemented, or incorporated by reference in any Registration Statement relating to the prospectus filed pursuant to the Act.

Yours faithfully


/s/ CONYERS DILL & PEARMAN
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CONYERS DILL & PEARMAN